Exhibit 4.6
EXECUTION COPY
     AMENDMENT NO. 1 AND AGREEMENT dated as of December 12, 2008 (this “Amendment”), to the Credit Agreement dated as of January 12, 2007 (the “Credit Agreement”), among CGGVERITAS SERVICES HOLDING (U.S.), INC. (formerly known as Volnay Acquisition Co. I), a Delaware corporation (the “Borrower”), COMPAGNIE GÉNÉRALE DE GÉOPHYSIQUE-VERITAS (formerly known as Compagnie Générale De Géophysique), a société anonyme incorporated under the laws of France (registration number 969 202 241 RCS Paris) (“Parent”), the Lenders (as defined in Article I of the Credit Agreement), and CREDIT SUISSE, as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”) for the Lenders.
     A. Pursuant to the Credit Agreement, the Lenders and the Issuing Bank have extended, and have agreed to extend, credit to the Borrower.
     B. The Borrower, Parent and the Lenders have agreed to amend the Credit Agreement as set forth herein.
     C. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Credit Agreement.
     Accordingly, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:
     SECTION 1. Amendments. (a) The definition of the term “Defaulting Lender” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated to read as follows:
     “Defaulting Lender” shall mean any Lender, as determined by the Administrative Agent, that has (a) failed to fund any portion of its Revolving Loans or participations in Letters of Credit or Swingline Loans within three Business Days of the date required to be funded by it hereunder, (b) notified the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Revolving Loans and participations in then outstanding Letters of Credit and Swingline Loans, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.
     (b) The definition of the term “Excess Cash Flow” set forth in Section 1.01 of the Credit Agreement is hereby amended by adding at the end of clauses (b)(vi) and (b)(vii) thereof the phrase “(except to the extent amounts used to fund the same were attributable to the Available Amount)”.
     (c) Section 1.01 of the Credit Agreement is hereby further amended by adding in the appropriate alphabetical location the following definition:
     “Massy Sale and Leaseback” shall mean (i) the sale by Parent of its former headquarters in Massy, France and (ii) the leaseback by CGGVeritas Services SA (formerly CGG Services SA) of its principal headquarters in Massy, France.
     (d) The definition of the term “Permitted Acquisition” set forth in Section 1.01 of the Credit Agreement is hereby amended by deleting the word “or” at the end of clause (h) thereof and substituting therefor the phrase “(i) pursuant to clause (e) of the definition of Permitted Share Issue; or”.
     (e) The definition of the term “Permitted Disposal” set forth in Section 1.01 of the Credit Agreement is hereby amended by (i) deleting the word “or” at the end of clause (q) thereof and inserting at the end of clause (r) thereof the phrase “; or (s) pursuant to clause (e) of the definition of Permitted Share Issue” and (ii) deleting in clause (o) thereof the phrase “a sale and leaseback of Parent’s Massy Principal headquarters in Massy, France” and inserting in its place the phrase “the Massy Sale and Leaseback”.
     (f) The definition of the term “Permitted Financial Indebtedness” set forth in Section 1.01 of the Credit Agreement is hereby amended by deleting in clause (g)(ii) thereof the phrase “the sale and leaseback of Parent’s Massy Principal headquarters in Massy, France” and inserting in its place the phrase “the Massy Sale and Leaseback”.
     (g) The definition of the term “Permitted Investment” set forth in Section 1.01 of the Credit Agreement is hereby amended by deleting the phrase “(other than a Subsidiary)”.
     (h) The definition of the term “Permitted Loan” set forth in Section 1.01 of the Credit Agreement is hereby amended by inserting immediately before clause (c) thereof the phrase “less the total amount of cash and non-cash consideration paid for Equity Interests issued pursuant to clause (e)(vi) of the definition of Permitted Share Issue (to the extent such Equity Interests were not issued to capitalize loans existing on the Closing Date)”.

     (i) The definition of the term “Permitted Share Issue” set forth in Section 1.01 of the Credit Agreement is hereby amended by deleting the word “and” at the end of clause (e)(iv) thereof and inserting at the end of clause (e)(v) thereof the phrase “and (vi) of Equity Interests by a non-Obligor to an Obligor for consideration in an amount not to exceed $275,000,000 at any time outstanding”.
     (j) The definition of the term “Qualifying Acquisition” set forth in Section 1.01 of the Credit Agreement is hereby amended by inserting immediately after the parenthetical set forth therein the phrase “, it being understood that, for the purposes of an acquisition that is consummated pursuant to a public tender offer, such condition shall be deemed satisfied by the acquisition of not less than a majority of the issued Equity Interests of such entity so long as such public tender offer is made for not less than 75% of the issued Equity Interests of such entity”.
     (k) Section 2.11(a)(i) of the Credit Agreement is hereby amended by deleting the table set forth therein and substituting therefor the following table (it being understood that the amounts set forth below have not been adjusted to give effect to the Optional Prepayment (as defined below) or any other optional prepayment of principal of the Term Loans made prior to the Amendment Effective Date (as defined below), which, in each case, have reduced or, in the case of the Optional Prepayment, will reduce the scheduled installment of principal due in respect of the Term Loans under Section 2.11 due and payable on the Term Loan Maturity Date (and which may be used to reduce amounts due under Section 2.13(d) to the extent provided for in such Section)):

Repayment Date	Amount
March 31, 2007	$2,500,000
June 30, 2007	$2,500,000
September 30, 2007	$2,500,000
December 31, 2007	$2,500,000
March 31, 2008	$2,500,000
June 30, 2008	$2,500,000
September 30, 2008	$2,500,000
December 31, 2008	$2,500,000
March 31, 2009	$27,500,000
June 30, 2009	$27,500,000
September 30, 2009	$27,500,000
December 31, 2009	$27,500,000
March 31, 2010	$2,500,000
June 30, 2010	$2,500,000
September 30, 2010	$2,500,000
December 31, 2010	$2,500,000
March 31, 2011	$2,500,000
June 30, 2011	$2,500,000
September 30, 2011	$2,500,000
December 31, 2011	$2,500,000
March 31, 2012	$2,500,000

Repayment Date	Amount
June 30, 2012	$2,500,000
September 30, 2012	$2,500,000
December 31, 2012	$2,500,000
March 31, 2013	$2,500,000
June 30, 2013	$2,500,000
September 30, 2013	$2,500,000
December 31, 2013	$2,500,000
Term Loan Maturity Date	$830,000,000
     (l) The Credit Agreement is hereby further amended by adding at the end of Article II thereof the following new section:
          SECTION 2.25. Defaulting Lenders. (a) Notwithstanding any provision of this Agreement to the contrary, if any Revolving Credit Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Revolving Credit Lender is a Defaulting Lender:
     (i) if any Swingline Exposure or L/C Exposure exists at the time a Revolving Credit Lender is a Defaulting Lender, the Borrower shall within one Business Day following notice by the Administrative Agent (x) prepay such Swingline Exposure or, if agreed by the Swingline Lender, cash collateralize the Swingline Exposure of the Defaulting Lender on terms satisfactory to the Swingline Lender and (y) cash collateralize such Defaulting Lender’s L/C Exposure in accordance with the procedures set forth in Section 2.23(j) for so long as such L/C Exposure is outstanding; and
     (ii) the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit unless it is satisfied that cash collateral will be provided by the Borrower in accordance with Section 2.25(a)(i).
     (b) Without limiting Section 9.08, this Section 2.25 may not be amended, waived or otherwise modified without the prior written consent of the Administrative Agent, the Swingline Lender and each Issuing Bank.
     (m) Section 6.05 of the Credit Agreement is hereby amended by inserting immediately after the phrase “any shares or securities” set forth therein the phrase “of any other person (other than Parent or any Subsidiary, in each case, to the extent otherwise permitted under this Agreement)”.
     (n) Section 6.12(b)(x) of the Credit Agreement is hereby amended and restated to read as follows:
“(x) so long as no Event of Default then exists or would result therefrom, Parent and the Subsidiaries may make other Restricted Payments (I) other than as provided in subclause (II) below, in an aggregate amount, together with all other such Restricted Payments, less than or equal to $50,000,000, and (II) from and after the time at which $50,000,000 of Restricted Payments permitted by this clause (x) have been made, so long as after giving effect to such Restricted Payment and any financing therefor (A) the Total Leverage Ratio calculated on a pro forma basis would be less than or equal to 1.50 to 1.00, (B) Parent and its Subsidiaries would have cash on hand in an aggregate amount of not less than $200,000,000 and (C) the sum of (1) the amount of unused and available Revolving Credit Commitments plus (2) the amount of unused and available commitments under the French Revolving Facility shall not be less than $100,000,000, in amounts in excess of the $50,000,000 provided for in subclause (I) of this clause (x); provided that any amounts in excess of $100,000,000 used pursuant to this subclause (II) must be in an amount less than or equal to the Available Amount that is Not Otherwise Applied at the time such transaction is consummated (it being understood that a single transaction may utilize amounts available, if any, under both subclause (I) and subclause (II) of this clause (x)).”
     SECTION 2. Agreement to Prepay Term Loans. On the Amendment Effective Date, without the need for any further notice, the Borrower shall make an optional prepayment (the “Optional Prepayment”) of $50,000,000 aggregate principal amount of the Term Loans, together with accrued and unpaid interest on the amount so prepaid to but excluding the prepayment date.
     SECTION 3. Amendment Fee. In consideration of the agreements of the Lenders contained in this Amendment, the Borrower agrees to pay to each Lender that executes and delivers a copy of this Amendment to the Administrative Agent (or its counsel) at or prior to 12:00 (noon) New York City time, on December 12, 2008, through the Administrative Agent, an amendment fee (the “Amendment Fee”) in an amount equal to 0.25% of the sum of the aggregate principal amount outstanding of the sum of such Lender’s Term Loans and Revolving Credit Commitments (whether used or unused) as of such date. The Amendment Fee shall be payable in immediately available funds on, and subject to the occurrence of, the Amendment Effective Date.
     SECTION 4. Representations and Warranties. To induce the other parties hereto to enter into this Amendment, Parent and the Borrower represent and warrant to each of the Lenders, the Administrative Agent, the Issuing Bank and the Collateral Agent that, after giving effect to this Amendment, (a) the representations and warranties set forth in Article III of the Credit Agreement are true and correct in all material respects on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date and (b) no Default or Event of Default has occurred and is continuing.
     SECTION 5. Effectiveness. This Amendment shall become effective as of the date set forth above (the “Amendment Effective Date”) on the date on which the following conditions shall be satisfied: (a) the Administrative Agent shall have received counterparts of this Amendment that, when taken together, bear the signatures of the Borrower, Parent and the Majority Lenders, (b) the Borrower shall have made the Optional Prepayment and (c) the Administrative Agent shall have received the Amendment Fee on behalf of the Lenders specified in Section 3 above.

     SECTION 6. Effect of Amendment. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Lenders, the Issuing Bank, the Collateral Agent or the Administrative Agent, under the Credit Agreement or any other Finance Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Finance Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle any party to the Credit Agreement to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Finance Document in similar or different circumstances. This Amendment shall apply and be effective only with respect to the provisions of the Credit Agreement specifically referred to herein. After the date hereof, any reference to the Credit Agreement shall mean the Credit Agreement as modified hereby. This Amendment shall constitute a “Finance Document” for all purposes of the Credit Agreement and the other Finance Documents.
     SECTION 7. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same contract. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.
     SECTION 8. Applicable Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
     SECTION 9. Headings. The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.
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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized officers, all as of the date and year first above written.

CGGVERITAS SERVICES HOLDING (U.S.), INC.
By	/s/ Stephane-Paul Frydman
	Name:	Stephane-Paul Frydman
	Title:	Director

COMPAGNIE GÉNÉRALE DE GÉOPHYSIQUE-VERITAS
By	/s/ Stephane-Paul Frydman
	Name:	Stephane-Paul Frydman
	Title:	Chief Financial Officer

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, individually and as Administrative Agent, Collateral Agent and Issuing Bank
by	/s/ Robert Hetu
	Name:	Robert Hetu
	Title:	Managing Director

by	/s/ Christopher Reo Day
	Name:	Christopher Reo Day
	Title:	Associate

SIGNATURE PAGE TO AMENDMENT
NO. 1 AND AGREEMENT TO THE
CGGVERITAS CREDIT AGREEMENT
DATED AS OF JANUARY 12, 2007

Name of Lender:	*

By
Name:
Title:
     * Numerous executed lender signature pages not included.